Exhibit 3.1.50

Exhibit A

RESTATED

CERTIFICATE OF INCORPORATION

OF

KATZ COMMUNICATIONS, INC.

FIRST: The name of the Corporation is KATZ COMMUNICATIONS, INC. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, Delaware. The Prentice-Hall Corporation System, Inc. is the Corporation’s registered agent at that address.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware, including, without limitation, to act as the agent or representative of media, primarily in the sale of advertising space or time.

FOURTH: Stock. The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $.01 per share.

FIFTH: Incorporator. The name and mailing address of the incorporator are as follows: James M. Neeley, c/o Battle Fowler, Lidstone, Jaffin, Pierce & Kheel, 280 Park Avenue, New York, New York 10017.

SIXTH: By-Laws. The Board of Directors of the Corporation from time to time may make, alter or repeal the by-laws of the Corporation, except as such power may be limited by any one or more by-laws adopted by the stockholders.

SEVENTH: Indemnification. The Corporation shall indemnify any and all persons who it shall have the power to indemnify from and against any and all liabilities, damages, amounts paid in settlement, costs and expenses, including attorneys’ fees incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to or after the date of this Certificate of Incorporation, to the full extent permitted by the Delaware General Corporation Law, as the same now exists or may hereafter be amended.

EIGHTH: Limitation on Director’s Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that nothing in this Article EIGHTH shall eliminate or limit the liability of any director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.”

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

*  *  *  *  *

KATZ COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is United States Corporation Company and the present registered office is in the county of New Castle.

The Board of Directors of KATZ COMMUNICATIONS, INC. adopted the following resolution on the 18TH day of APRIL, 1996.

Resolved, that the registered office of KATZ COMMUNICATIONS, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, KATZ COMMUNICATIONS, INC. has caused this statement to be signed by BRIAN C. WATSON, its ASSISTANT SECRETARY, this 18TH day of APRIL, 1996.

KATZ COMMUNICATIONS, INC.

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

KATZ COMMUNICATIONS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is KATZ COMMUNICATIONS, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 10, 2004.

/s/ Kenneth E. Wyker
Name: Kenneth E. Wyker
Title: Senior Vice President

DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)